Exhibit 4.15

AMENDED AND RESTATED TRUST AGREEMENT

This AMENDED AND RESTATED TRUST AGREEMENT is entered into as of April 19, 2004 (this “Trust Agreement”), between (i) The Charles Schwab Corporation (the “Sponsor”) and (ii) The Bank of New York (Delaware) acting hereunder not in its individual capacity but solely as trustee (the “Trustee”) as successor in interest to Chase Bank USA, National Association formerly known as Chase Manhattan Bank USA, National Association (the “Initial Trustee”).

WHEREAS, the Sponsor and the Initial Trustee have heretofore duly declared and established a statutory trust pursuant to the Delaware Statutory Trust Act by the entering into of that certain Trust Agreement, dated as of April 19, 2004 (the “Original Trust Agreement”), and by the execution and filing by the Delaware Trustee with the Secretary of State of the State of Delaware of the Certificate of Trust, filed on April 19, 2004;

WHEREAS, the parties intended for Schwab Capital Trust III (the “Trust”) to continue in existence regardless of whether securities were issued within one year from the Original Trust Agreement;

WHEREAS, paragraph 9 of the Original Trust Agreement does not accurately reflect the parties’ desire concerning the Trust’s continued existence;

WHEREAS, the parties hereto desire to amend and restate in its entirety the Original Trust Agreement to delete paragraph 9 and provide for ongoing existence of the Trust;

WHEREAS, the trust business of the Initial Trustee has been transferred to the Trustee and the Trustee serves as successor in interest to the Initial Trustee in its role as trustee of the Trust;

NOW THEREFORE, the parties hereto hereby agree to continue the Trust effective as of April 19, 2005 and amend and restate the Original Trust Agreement in its entirety as follows:

This AMENDED AND RESTATED TRUST AGREEMENT is entered into as of April 19, 2004 (this “Trust Agreement”), between (i) The Charles Schwab Corporation (the “Sponsor”) and (ii) The Bank of New York (Delaware) acting hereunder not in its individual capacity but solely as trustee (the “Trustee”) as successor in interest to Chase Bank USA, National Association formerly known as Chase Manhattan Bank USA, National Association.

1. The trust created hereby (the “Trust”) shall be known as “Schwab Capital Trust III” in which name the Trustee, or the Sponsor to the extent provided herein, may engage in the transactions contemplated hereby, make and execute contracts, and sue and be sued. The Trust is hereby established and continued by the Sponsor and the Trustee for the purpose of (i) issuing preferred securities (“Preferred Securities”) representing undivided beneficial interests in the assets of the Trust in exchange for cash and investing the proceeds thereof in debentures of the Sponsor, (ii) issuing and selling common securities (“Common Securities” and, together with the Preferred Securities, “Trust Securities”) representing undivided beneficial interests in the assets of the Trust to the Sponsor in exchange for cash and investing the proceeds thereof in additional debentures of the Sponsor and (iii) engaging in such other activities as are necessary, convenient or incidental thereto.

2. The Sponsor hereby assigns, transfers conveys and sets over to the Trustee the sum of $1.00. The Trustee hereby acknowledges receipt of such amount in trust from the Sponsor, which amount shall constitute the trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Sponsor. It is the intention of the parties hereto that the Trust created and continued hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq. (the “Trust Act”), and that this document constitutes the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of amendment in the form of Exhibit A attached hereto with the Delaware Secretary of State in accordance with the provisions of the Trust Act.

3. The Sponsor and the Trustee, and such other trustees named therein, will enter into an amended and restated Trust Agreement, satisfactory to each such party and substantially in the form included as an exhibit to the 1933 Act Registration Statement (as defined below), to provide for the contemplated operation of the Trust created hereby and the issuance of the Trust Securities referenced in the 1933 Act Registration Statement. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as the Sponsor directs in order to obtain prior to such execution and delivery of any licenses, consents or approvals required by applicable law or otherwise.

4. The Trust is hereby authorized, and the Sponsor is hereby authorized and, if applicable, directed, as agent of the Trust, (i) to file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) the Registration Statement on Form S-3 (the “1933 Act Registration Statement”), including any pre-effective or post-effective amendments to the 1933 Act Registration Statement, relating to the registration under the Securities Act of 1933, as amended, of the Preferred Securities and (b) a Registration Statement on Form 8-A (the “1934 Act Registration Statement”) (including all pre-effective and post-effective amendments thereto) relating to the registration of the Preferred Securities of the Trust under the Securities Exchange Act of 1934, as amended; (ii) to file with the New York Stock Exchange or any other national stock exchange or The Nasdaq National Market (each, an “Exchange”) and execute on behalf of the Trust one or more listing applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Preferred Securities to be listed on any of the Exchanges; (iii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the Preferred Securities under the securities or blue sky laws of such jurisdictions as the Sponsor, on behalf of the Trust, may deem necessary or desirable, (iv) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the Preferred Securities of the Trust, and (v) to execute on behalf of the Trust an underwriting agreement, purchase agreement or similar agreement relating to the Preferred Securities, among the Trust, the Sponsor and the several underwriters named therein, substantially in the form included as an exhibit to the 1933 Act Registration Statement.

5. The number of Trustees initially shall be one (1), and thereafter by a written instrument signed by the Sponsor the Sponsor may increase or decrease the number of Trustees; provided, however, that to the extent required by the Trust Act, one Trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Sponsor is entitled to appoint or remove without cause any Trustee at any time. The Trustees may resign upon thirty (30) days’ prior notice to the Sponsor.

6. (a) The Trustee and its officers, directors, agents and servants (collectively, the “Fiduciary Indemnified Persons”) shall not be liable, responsible or accountable in damages or otherwise to the Trust, the Sponsor, the Trustee or any holder of the Trust Securities (the Trust, the Sponsor and any holder of the Trust Securities being a “Covered Person”) for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Fiduciary Indemnified Persons in good faith on behalf of the Trust and in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Trust Agreement or by law, except that the Fiduciary Indemnified Persons shall be liable for any such loss, damage or claim incurred by reason of the Fiduciary Indemnified Person’s gross negligence or willful misconduct with respect to such acts or omissions.

(b) The Fiduciary Indemnified Persons shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any person as to matters the Fiduciary Indemnified Persons reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to holders of Trust Securities might properly be paid.

(c) The Sponsor agrees, to the fullest extent permitted by applicable law, (i) to indemnify and hold harmless each Fiduciary Indemnified Person from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by or asserted against the Fiduciary Indemnified Persons by reason of the creation, operation or termination of the Trust or the transactions contemplated by this Trust Agreement, except that no Fiduciary Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Fiduciary Indemnified Persons by reason of gross negligence or willful misconduct with respect to such acts or omissions, and (ii) to advance expenses (including legal fees) incurred by a Fiduciary Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of an undertaking by or on behalf of such Fiduciary Indemnified Persons to repay such amount if it shall be determined that such Fiduciary Indemnified Person is not entitled to be indemnified as authorized in the preceding subsection.

(d) The provisions of this Section shall survive the termination of this Trust Agreement or the earlier resignation or removal of the Fiduciary Indemnified Persons.

7. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

8. This Trust Agreement may be executed in one or more counterparts.

9. The Trust shall have perpetual and continued existence; provided, however, upon written instructions from the Sponsor the Trustee shall dissolve and terminate the Trust and file in accordance with 12 Del. Code § 3810 a certificate of cancellation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

THE CHARLES SCHWAB CORPORATION,
as Sponsor

By:	/s/ Joseph R. Martinetto
Name:	Joseph R. Martinetto
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK (DELAWARE), as successor in interest to CHASE BANK USA, NATIONAL ASSOCIATION (formerly known as CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION), as Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President